Exhibit 99.7

Asure Software Expands Footprint to the Northwest with Strategic Acquisition of Payroll Specialties NW, Inc.

Austin, Texas, January 3, 2017 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and Digital Workplace software, has acquired Payroll Specialties NW, Inc. (PSNW). Based in Eugene, Oregon, PSNW is a top regional provider of Asure’s HCM solution.

Asure will leverage PSNW’s small business payroll solutions to grow market share in the small- and mid-sized business space, making Asure a leading choice for payroll services for businesses of any size.

“We are delighted to be adding PSNW as an extension of Asure Software,” said the company’s CEO, Pat Goepel. “We are also excited to have PSNW President Shawn Gregg to continue as a business development leader at Asure, helping to grow and acquire Service Bureau Organizations to sell our leading HCM solution. With this acquisition, we look to leverage PSNW's small business experience and solution nationally, which we believe will be accretive to our overall earnings.”

Gregg added: "I am excited to be partnering with Asure Software. Asure's expertise combined with Payroll Specialties Human Capital Management experience provides PSNW clients and community a plethora of opportunities. I am looking forward to being a part of the Asure team, and with my experience and insight, I will continue to drive Asure’s product vision.”

PSNW clients will continue to receive the local expertise they have come to value and expect, but will now benefit from Asure’s ability to provide the workforce and workplace management services and support of a larger organization. With Asure's suite of products, including HCM software, Time & Labor Management, and Agile Workplace solution, Asure is committed to helping clients optimize their people and their resources.

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR) is headquartered in Austin, Texas with regional headquarters in London, England. Asure offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM, workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions. For more information, please visit www.asuresoftware.com.

Asure Company Contact
Stacy Zellner
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Asure Investor Contact
Matt Glover and Najim Mostamand
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com

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